FORM 5 ☐ Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). ☐ Form 3 Holdings Reported ☒ Form 4 Transactions Reported	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

ANNUAL STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0362 Expires: January 31, 2005 Estimated average burden hours per response .... 1.0

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)
	Eftkehar	Zia			The Genlyte Group Incorporated GLYT				X Director	10% Owner

	(Last)	(First)	(Middle)	3.	I.R.S Identification Number of Reporting Person, if an entity (voluntary)	4.	Statement for Month/Year		Officer (give title below)	Other (specify below)
	289 Lawrence Drive						12/2002

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Reporting (check applicable line) X Form Filed by One Reporting Person Form Filed by More than
	Portsmouth	RI	02871						One Reporting Person

	(City)	(State)	(Zip)
				Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/ Day/ Year)	2A.	Deemed Execution Date, if any (Month/ Day/ Year)	3.	Transaction Code (Instr. 8)	4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at the end of Issuer's Fiscal Year	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
													(Instr. 3 and 4)
									Amount	(A) or (D)	Price

	Common		04/02/02				F		1,000	D	$38.993

	Common		04/02/02				F		2,000	D	$38.048

	Common		04/02/02				F		1,000	D	$38.068

	Common		04/02/02				F		1,000	D	$38.198

	Common		05/02/02				M		12,500	A	$17.625

	Common		05/02/02				F		12,000	D	$43.39

	Common		05/02/02				M		10,000	A	$25.75

	Common		05/02/02				F		9,500	D	$43.39

	Common		05/02/02				M		5,500	A	$18.4688				0

	Common		05/02/02				F		500	D	$43.39

	Common		06/04/02				F		700	D	$44.222

	Common		06/19/02				F		1,000	D	$41.938

	Common		06/19/02				F		1,000	D	$42.618

	Common		06/19/02				F		1,000	D	$40.938

	Common		06/19/02				F		1,000	D	$42.183

	Common		06/19/02				F		800	D	$42.002		51,213	D

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 5 (Continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)	5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

											(A)	(D)		Date Exercisable	Expiration Date

	Employee Stock Option (Right to Buy)		$17.625		05/02/02				M			12,500

	Employee Stock Option (Right to Buy)		$25.75		05/02/02				M			10,000

	Employee Stock Option (Right to Buy)		$18.4688		05/02/02				M			5,500

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)	10.	Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

	Common	12,500				0		D

	Common	10,000				0		D

	Common	5,500				0		D

Explanation of Responses:

/s/ Zia Eftkehar	02/14/03
**Signature of Reporting Person	Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

http://www.sec.gov/divisions/corpfin/forms/form5.htm
Last update: 09/03/2002